Filed Pursuant to Rule 424(b)(3)
Registration No. 333-200617

NORTHSTAR/RXR NEW YORK METRO REAL ESTATE, INC.
SUPPLEMENT NO. 13 DATED MARCH 16, 2018
TO THE PROSPECTUS DATED APRIL 28, 2017

This Supplement No. 13 supplements, and should be read in conjunction with, our prospectus dated April 28, 2017, as supplemented by Supplement No. 12 dated March 1, 2018, Supplement No. 11 dated February 2, 2018, Supplement No. 10 dated January 19, 2018, Supplement No. 9 dated December 15, 2017, Supplement No. 8 dated November 13, 2017 and Supplement No. 7 dated October 17, 2017. Defined terms used in this Supplement shall have the meaning given to them in the prospectus unless the context otherwise requires. The purpose of this Supplement No. 13 is to disclose the status of our initial public offering.

Status of Our Initial Public Offering

On March 15, 2018, our board of directors determined to terminate our primary offering effective March 31, 2018 and our distribution reinvestment plan, or our DRP, effective April 2, 2018, after the issuance of shares with respect to the distributions declared for the month of March 2018. We refer to our primary offering and our DRP collectively as our offering.  Following the termination of our offering, we will continue to actively manage our portfolio. In addition, our board of directors, together with our advisor and sub-advisor, will evaluate potential strategic opportunities focused on maximizing stockholder value.